Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated May 21, 2015, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of Content Checked, Inc. which appears in this Amendment No. 1 to the Registration Statement on Form S-1.

/s/ RBSM LLP

New York, New York
August 31, 2015